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                                                                   EXHIBIT 10.12

[Applied Imaging Logo]

                              CONTRACT AMENDMENTS


"The Company"             Applied Imaging International Limited.

"Parent Company"          Applied Imaging Corporation

"Employee"                Dr. L. G. Grant

     You hereby recognize that because of the nature of your employment with the Company you will during the course of that employment, have access to and the benefit of confidential information and trade secrets belonging to the Company and the Parent Company. In addition you hereby recognize that during the course of your employment with the Company, you will have contact with and influence over customers of the Company and the Parent Company. You accordingly agree to be bound by the following clauses and agree that they are reasonable in their application to you and necessary, but no more than sufficient, to protect the Company and its Parent Company.

CONFIDENTIAL INFORMATION

     1. You shall not, during the continuance of your employment with the Company or at anytime thereafter, disclose or make accessible to any other person, firm or company or use (other than as is required of you in the normal course of your duties under your contract of employment) any confidential information or trade secrets belonging to the Company or the Parent Company relating to the business or affairs of the Company or the Parent Company to which you have had access or which may have come to your knowledge during the course of your employment with the Company. The aforementioned category of trade secrets and confidential information includes, but is not limited to:

          customer names, customer addresses, customer contact names, methods of carrying out the business of the Company, Company price lists, product specifications, marketing and strategy plans, and development plans.

     This restriction shall cease to apply in relation to any confidential information or trade secrets which come into the public domain, other than by an unlawful breach of this clause.

NON-COMPETITION CLAUSE

     2. For the period of 6 months following the termination of your employment with the Company, you shall not, without the prior written consent of the Company, (whether alone or with any other person and whether as principal partner, director, employee, agent, consultant or otherwise howsoever and whether directly or indirectly), be engaged in, work in, be interested in, or carry on any business which materially competes with or is liable to materially compete with the business of the Company or the Parent Company, provided such business of the Company or the Parent Company was carried on by the Company or the Parent Company at the time of the termination of your
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employment or was intended to be carried on at the time of the termination of your employment and in which you were personally involved at anytime during the 12 months prior to the said termination.

          This restriction does not prevent the employee from owning or holding (for investment purposes only) stocks, shares or debentures in any public company whose stocks, shares or debentures are fisted or quoted on the Stock Exchange or any other recognized stock exchange.

          Due to the fact that the Company's and the Parent Company's business is of an international nature, there is no geographical restriction on this clause.


Accepted /s/ Leslie G. Grant                Date  2/12/96
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         Dr. L.G. Grant

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